Exhibit 99
News Release
FOR IMMEDIATE RELEASE
Contacts:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com
Margaret M. Boyce
(312) 255-5784
margaret.boyce@diamondcluster.com
DIAMONDCLUSTER TO SELL CERTAIN INTERNATIONAL OPERATIONS TO
MERCER MANAGEMENT CONSULTING
Company will Focus on Core Markets in US, UK and India
Board of Directors Increases Stock Repurchase Authorization by $35 Million
CHICAGO, July 19, 2006—DiamondCluster International, Inc. (NASDAQ: DTPI), a premier global management consulting firm, today announced it has signed a definitive agreement to sell its consulting operations in Continental Europe, South America and the Middle East to Mercer Management Consulting. The Company will retain its consulting practices in North America, the U.K. and in India, which are markets of global strategic focus for the Company.
“We believe our best strategy for sustainable, profitable growth is to sharpen our focus on our core markets in North America, the U.K. and India,” said DiamondCluster CEO Adam Gutstein. “We expect this additional focus will improve shareholder value and will accelerate improvements in our margins and cash flow. In addition, it will allow us to direct our time and energy to our core markets which present us with the best opportunities for growth.”
Under the terms of the transaction, Mercer Management Consulting will acquire the stock of five of the Company’s subsidiaries in France, Germany, Spain, Brazil, and the United Arab Emirates in a stock sale for $20 million in cash, plus approximately $10 million in cash for excess working capital, making the total value of the transaction at closing approximately $30 million. The Company may also earn up to an additional $7 million in cash if the consulting operations in those markets achieve certain revenue objectives during the first 18 months following the closing date of the transaction.
(more)

DIAMONDCLUSTER TO SELL CERTAIN INTERNATIONAL OPERATIONS TO MERCER MANAGEMENT CONSULTING /PAGE 2
DiamondCluster plans to use the proceeds from the sale to enhance shareholder value by continuing its stock buyback program. The Board of Directors has approved an increase of $35 million to its repurchase authorization, bringing the total to $53.5 million available for stock repurchases.
Upon closing of the transaction, which is expected on July 31, 2006, approximately 150 consulting professionals of DiamondCluster will become employees of Mercer Management Consulting. Following the closing, the Company will change its name to “Diamond Management & Technology Consultants, Inc.” and will market itself under the brand “Diamond.” The Company’s web site will be www.diamondconsultants.com. The Company will continue to trade under the symbol “DTPI” on the NASDAQ Global Market. The transaction has been approved by the Board of Directors of each Company.
In addition, President and Chief Operating Officer Jay Norman made a personal decision to leave the firm and the Board of Directors effective August 31, 2006. Adam Gutstein, CEO, will assume the additional title of president and the position of chief operating officer will not be filled.
“Jay is a talented executive and we have a lot of respect for him, as does he for our firm and the strategic direction we are taking,” Gutstein said. “Jay has made significant contributions to DiamondCluster during his time with the firm and we wish him great success with his future endeavors.”
The Company also commented that it expects net revenue from continuing operations for the June quarter of $40.0 million to $41.0 million, versus its previous guidance of $39.0 million to $41.0 million, and reiterated its previous guidance for earnings per diluted share from continuing operations of $0.05 or $0.06. The Company will provide guidance for its second quarter and full fiscal year 2007 when it reports its first quarter results on August 3, 2006.
Conference call and Webcast
Management from DiamondCluster International will host a conference call Wednesday, July 19, 2006 at 5:00 p.m. EDT to discuss the transaction. The dial-in number for domestic callers is 1-888-939-6306, and the number for international callers is 1-415-908-6254. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com. A replay of the call will be available for one week following the date of the conference call. The replay can be accessed by dialing 1-402-977-9140 and entering passcode 21299810.
About DiamondCluster International
DiamondCluster International (NASDAQ: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve

DIAMONDCLUSTER TO SELL CERTAIN INTERNATIONAL OPERATIONS TO MERCER MANAGEMENT CONSULTING /PAGE 3
sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices in Washington, D.C., New York, Hartford, London and Mumbai. To learn more, visit www.diamondcluster.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-K for the fiscal year ended March 31, 2006.
# # #